Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

Veeco Completes Acquisition of Ultratech

Accretive acquisition creates a leading equipment supplier
to the growing Advanced Packaging industry

Plainview, New York — May 26, 2017 - Veeco Instruments Inc. (Nasdaq: VECO), a global leader of advanced thin film etch and deposition process equipment, today announced the successful completion of its acquisition of Ultratech, Inc. (Nasdaq: UTEK), a leading supplier of lithography, laser-processing and inspection systems used to manufacture semiconductor devices and LEDs.

“We are excited to complete this strategic transaction, which establishes Veeco as a leading equipment supplier to the growing Advanced Packaging industry,” said John R. Peeler, Veeco’s Chairman and Chief Executive Officer. “This compelling combination increases our scale while bringing together complementary technologies and a strong talent pool. We believe this is the ideal platform to accelerate growth, enhance profitability and deliver significant value for our customers and shareholders.”

The transaction is expected to be immediately accretive on a non-GAAP basis. Veeco is targeting $15 million in annualized run rate synergies within 24 months after closing, to be achieved through increased efficiencies and leveraging the scale of the combined businesses.

With today’s transaction close, Ultratech shareholders will receive $21.75 in cash and 0.2675 shares of Veeco common stock for each Ultratech common share outstanding. The total transaction is valued at approximately $862.3 million, consisting of approximately 7.4 million shares of Veeco common stock and approximately $628.4 million in cash consideration to former Ultratech shareholders and equity award holders. As a result of the acquisition, Ultratech, Inc. stock has ceased trading and is no longer listed on the NASDAQ Stock Market.

About Veeco

Veeco (NASDAQ: VECO) is a leading manufacturer of innovative semiconductor process equipment. Our proven MOCVD, lithography, laser annealing, ion beam and single wafer etch & clean technologies play an integral role in producing LEDs for solid-state lighting and displays, and in the fabrication of advanced semiconductor devices. With equipment designed to maximize performance, yield and cost of ownership, Veeco holds technology leadership positions in all these served markets. To learn more about Veeco’s innovative equipment and services, visit www.veeco.com.

Forward-Looking Statements

This written communication contains forward-looking statements that involve risks and uncertainties concerning Veeco’s acquisition of Ultratech (together such companies being the “Combined Company”), the Combined Company’s expected financial performance, as well as the Combined Company’s strategic and operational plans.

Actual events or results may differ materially from those described in this written communication due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the reaction of customers to the transaction; general economic conditions; the transaction may involve unexpected costs or; risks that the transaction disrupts current plans or operations of either company; the ability to timely integrate the operations of both companies, and to otherwise recognize the benefits of the transaction; the amount of the costs, fees, expenses and charges related to the transaction; the outcome of any legal proceedings related to the transaction.  In addition, please refer to the documents that Veeco and Ultratech have filed with the SEC on Forms 10-K, 10-Q and 8-K. The filings by Veeco and Ultratech identify and address other important factors that could cause the Combined Company’s financial and operational results to differ materially from those contained in the forward-looking statements set forth in this written communication. All forward-looking statements speak only as of the date of the written communication or, in the case of any document incorporated by reference, the date of that document. Veeco is not under any duty to update any of the forward-looking statements after the date of this written communication to conform to actual results.

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Investors:	Media:

Shanye Hudson	Jeffrey Pina

516-677-0200 x1472	516-677-0200 x1222

shudson@veeco.com	jpina@veeco.com